Exhibit 99.2

EXOPACK HOLDING CORP. ANNOUNCES PRICING OF

$235.0 MILLION OF 10% SENIOR NOTES DUE 2018

Spartanburg, SC – May 25, 2011 – Exopack Holding Corp. (“Exopack” or the “Company”) announced today that it has priced its offering of $235.0 million aggregate principal amount of 10% Senior Notes due 2018 (the “Notes”) in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The offering is expected to close on May 31, 2011, subject to customary closing conditions.

The Notes will be issued at par. The Company estimates that the net proceeds from the offering will be approximately $229.5 million, after taking into account discounts and offering fees and expenses. Concurrently with the closing of the sale of the Notes, the Company expects to enter into a new $350.0 million senior secured term loan facility and amend its existing revolving credit facility to, among other things, provide for a $75.0 million line of credit. The Company intends to use the net proceeds from the Notes offering and borrowings under the new term loan facility to repay all outstanding borrowings under its existing revolving credit facility, purchase any and all of its outstanding 11 1/4% Senior Notes due 2014 that are tendered pursuant to a previously announced cash tender offer and consent solicitation, redeem any 11 1/4% Senior Notes due 2014 not acquired in the tender offer, make a distribution to the Company’s stockholders and pay related transaction fees and expenses.

The Notes will be guaranteed, with certain exceptions, by all of the Company’s existing and future domestic restricted subsidiaries on a senior unsecured basis. The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act, is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to purchase any of the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Exopack Holding Corp.

Managing nineteen production facilities strategically positioned across North America and the United Kingdom, as well as a global network of alliance partners, the Company is an established leader in the development, manufacture, and sourcing of flexible packaging and coatings solutions for various consumer and industrial end-use markets. As a leader in the packaging industry, the Company is also a member of the Sustainable Packaging Coalition.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 30, 2011. All forward-looking statements are expressly qualified in their entirety by such risk factors.